TERMINATION AGREEMENT

April 15, 2013

TGFIN Holdings, Inc. and IceLounge Media, Inc. had entered into an Asset Purchase Agreement (APA) on December 31, 2012.  Effective April 15, 2013, both parties hereby agree to mutually terminate the APA, under Article VII, 7.01(a).

/s/Scott Lybbert

/s/Calvin Wong

Scott Lybbert

Calvin Wong

President

President

TGFIN Holdings, Inc.

IceLounge Media, Inc.